EXHIBIT 14.9


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CORPORATE GOVERNANCE MANUAL


                         COMPENSATION COMMITTEE CHARTER

I    PURPOSE

     The Compensation Committee (the "Committee") is comprised of independent and unrelated Directors and is responsible for the development and supervision of the Corporation's approach to compensation for directors, officers and senior management as well as bonuses and any increases in compensation to employees or staff that would have a material impact on the Corporation's expenses.

II   COMPOSITION AND TERMS OF OFFICE

     A. The Committee shall be appointed by the Board. It is comprised of not less than three Directors, all of whom will be independent Directors.

     B.   The Chair of the Committee shall be appointed by the Board.

     C. The CFO, or such other designate of the CEO, will act as the management liaison for the Committee.

     D.   The Committee shall meet as required.

     E. Members of the Committee are appointed for a one year term at the first meeting of the Directors of the Corporation following the annual general meeting.

     F.   The quorum for the Committee is a majority.

III  DUTIES AND RESPONSIBILITIES

     The Committee shall:

     A. Review and make recommendations regarding compensation issues, in particular;

          (i)  compensation philosophy and policies;

          (ii) competitive positioning;


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          (iii) annually  review the performance of the CEO, the COO and the CFO on behalf of the Board;

          (iv) make recommendations to the Board for payments and awards to Senior Officers under the Corporation's salary and incentive plans;

          (v) make recommendations to the Board for annual aggregate incentive compensation payouts to management, including security based compensation arrangements, and profit sharing to employees; and

          (vi) make    recommendations   to   the   Board   regarding   Director
               compensation.

     B.   Review:

          (i)  senior management succession planning;

          (ii) senior management development and training; and

          (iii) significant changes in organizational structure.

     C. Ensure for each meeting that minutes are recorded, drafted and circulated on a timely basis to committee members.

IV   LONG TERM INCENTIVE PLANS

     A. The Compensation Committee will, from time to time, establish parameters and guidelines for the Stock Option Plan Administrator pertaining to the magnitude (range) and frequency of security based compensation arrangements for eligible new hires and other employees including extending option periods or changing vesting provisions.

     B. The Compensation Committee will establish parameters and guidelines for any other form of long term incentive plan that may be used by the Corporation.

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